Exhibit 99.1

Recent Developments

Preliminary Estimated Results for the Three Months and Year Ended December 31, 2024

Our financial results as of and for the fiscal year ended December 31, 2024 are not yet complete and will not be available until after the completion of this offering. Accordingly, set forth below are our preliminary estimated ranges for cash and cash equivalents and restricted cash, and capitalized property and equipment costs, as of December 31, 2024, and Total operating expenses and Adjusted operating expenses for the three and twelve months ended December 31, 2024. The preliminary results as of and for the three and twelve months ended December 31, 2024 presented below should not be viewed as a substitute for consolidated financial statements prepared in accordance with GAAP. Our estimated financial results for the three and twelve months ended and as of December 31, 2024 are subject to revision based upon the completion of our year-end financial closing procedures and other developments that may arise prior to the time our financial results for the three and twelve months ended December 31, 2024 are finalized, and are therefore forward-looking statements based solely on information available to us as of the date of the offering memorandum, and the reported financial results may differ from these estimates. Neither the Company’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary financial information. Our actual results may differ from these estimates due to the completion of our final closing procedures, final adjustments and other developments that may arise between now and the time our financial results as of and for the fiscal year ended December 31, 2024 are finalized. You should not place undue reliance on these preliminary estimates. For additional information, see “Forward-Looking Statements” and “Risk Factors” in the offering memorandum.

Adjusted operating expense is an alternative financial measure used by management to evaluate our operating performance as a supplement to our most directly comparable U.S. GAAP financial measure. We define Adjusted operating expenses as Total operating expenses adjusted to exclude amounts of stock-based compensation expense and depreciation and amortization expense. We believe Adjusted operating expense is a useful measure across time in evaluating the Company’s operating performance as we use Adjusted operating expenses to manage the business, including in preparing our annual operating budget and financial projections. Adjusted operating expenses is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP, and therefore has limits in its usefulness to investors. Because of the non-standardized definition, it may not be comparable to the calculation of similar measures of other companies and is presented solely to provide investors with useful information to more fully understand how management assesses performance. This measure is not, and should not be viewed as, a substitute for its most directly comparable GAAP measure of Total operating expenses.

The following includes our unaudited preliminary estimated results for the three and twelve months ended and as of December 31, 2024:

●	Cash and cash equivalents and restricted cash was approximately $567.5 million as of December 31, 2024 compared to $88.1 million as of December 31, 2023.

●	As of December 31, 2024, we have incurred approximately $97.3 million to $104.3 million net change in capitalized property and equipment costs as compared to $92.5 million net change in capitalized property and equipment costs incurred as of December 31, 2023.

●	We expect our preliminary Total operating expenses to be between $58.3 million and $62.3 million for the three months ended December 31, 2024 as compared to $60.9 million of Total operating expenses for the three months ended December 31, 2023.

●	We expect our preliminary Total operating expenses to be between $244.8 million and $248.8 million for the twelve months ended December 31, 2024 as compared to $222.4 million of Total operating expenses for the twelve months ended December 31, 2023.

●	We expect our total preliminary Adjusted operating expenses to be between $38.9 million and $41.9 million for the three months ended December 31, 2024 as compared to $38.6 million of Adjusted operating expenses for the three months ended December 31, 2023.

●	We expect our total preliminary Adjusted operating expenses to be between $150.0 million and $153.0 million for the twelve months ended December 31, 2024 as compared to $154.6 million of Adjusted operating expenses for the twelve months ended December 31, 2023.

Set forth below is a reconciliation of preliminary Adjusted operating expenses to preliminary Total operating expenses for the three and twelve months ended December 31, 2024:

	Three months ended December 31, 2024		Twelve months ended December 31, 2024
(Dollars in thousands)	Low	High	Low	High
Preliminary Total operating expenses	$58,256	$62,256	$244,794	$248,793
Less: Preliminary stock-based compensation, depreciation and amortization	(19,335)	(20,335)	(94,832)	(95,832)
Preliminary Adjusted operating expenses	$38,921	$41,921	$149,962	$152,962

Set forth below is a reconciliation of Adjusted operating expenses to Total operating expenses for the three and twelve months ended December 31, 2023:

(Dollars in thousands)	Three months ended December 31, 2023	Twelve months ended December 31, 2023
Total operating expenses	$60,878	$222,367
Less: Stock-based compensation, depreciation and amortization	(22,286)	(67,758)
Adjusted operating expenses	$38,592	$154,609

Liquidity Update

As of December 31, 2024, total cash and cash equivalents and restricted cash was approximately $567.5 million, and our total consolidated indebtedness for borrowed money was approximately $167.5 million, of which approximately $148.0 million was subordinated indebtedness and an aggregate of $19.5 million was senior secured indebtedness. As of January 22, 2025, we have notified the holders of the approximately $148.0 million aggregate principal amount of our 5.50% convertible PIK toggle notes due 2034 that we are exercising our option to require all of such notes to convert into shares of Class A common stock at a conversion price of $5.75 per share.

ATM Update

The Company currently has approximately $66.0 million of availability remaining under its equity distribution agreement dated September 5, 2024 entered into with the agents named therein (the “2024 ATM equity program”). As of September 30, 2024, the Company had issued 3,911,053 shares of its Class A common stock under the 2024 ATM equity program and received proceeds of $106.9 million, net of commissions paid to the agents and transaction costs. Subsequent to September 30, 2024, the Company has issued an additional 9,264,314 shares of its Class A common stock under the 2024 ATM equity program and received net proceeds of approximately $218.0 million. The Company intends to agree with the initial purchasers of the Notes not to issue any shares of Class A common stock pursuant to the 2024 ATM equity program for 30 days following the date of pricing of the Offering. The Company may seek to enter into a new equity ATM program in the future.

2034 Convertible Note Conversion

As of January 22, 2025, we have notified the holders of the $148.0 million aggregate principal amount of our 5.50% convertible PIK toggle notes due 2034 (the “2034 convertible notes”) that we are exercising our option to require all of such notes to convert into shares of Class A common stock at a conversion price of $5.75 per share. The principal amount of the 2034 convertible notes to be converted, plus accrued interest through the date hereof, is approximately $148.5 million, which will be converted into approximately 25.8 million shares of our Class A common stock. The 2034 convertible notes will be automatically cancelled upon the issuance of the shares resulting from the conversion of the 2034 convertible notes, which will occur as promptly as practicable thereafter, subject to receipt of any required governmental approvals.